Exhibit 99.1

Trimble Announces Second Quarter 2012 Revenue of $517.6 Million and Non-GAAP Earnings Per Share of $0.72

SUNNYVALE, Calif., Aug. 1, 2012 – Trimble (NASDAQ: TRMB) today announced second quarter revenue of $517.6 million, up 27 percent as compared to the second quarter of 2011.

GAAP operating income for the second quarter of 2012 was $58.9 million, up 14 percent as compared to the second quarter of 2011. GAAP operating margin in the second quarter of 2012 was 11.4 percent of revenue as compared to 12.7 percent of revenue in the second quarter of 2011, down due to expenses related to acquisitions.

GAAP net income for the second quarter of 2012 was $53.7 million, flat as compared to the second quarter of 2011. Diluted earnings per share in the second quarter of 2012 were $0.42 as compared to diluted earnings per share of $0.43 in the second quarter of 2011. The tax rate for both GAAP and non-GAAP results was 16 percent for the second quarter of 2012 as compared to 10 percent in the second quarter of 2011, due primarily to the geographical mix of revenue and the failure to date by the federal government to reinstate the federal R&D tax credit for 2012.

Second quarter 2012 non-GAAP operating income of $105.2 million was up 31 percent as compared to the second quarter of 2011. Non-GAAP operating margin was 20.3 percent of revenue as compared to 19.7 percent of revenue in the second quarter of 2011.

Non-GAAP net income of $92.1 million for the second quarter of 2012 was up 23 percent as compared to the second quarter of 2011. Diluted non-GAAP earnings per share in the second quarter of 2012 were $0.72 as compared to diluted non-GAAP earnings per share of $0.60 in the second quarter of 2011.

Second quarter 2012 non-GAAP results are adjusted for the following:

•	Restructuring expense of $1.1 million as compared to $550 thousand in the second quarter of 2011;

•	Amortization of intangibles of $29.1 million as compared to $16.6 million in the second quarter of 2011;

•	Stock-based compensation expense of $8.2 million as compared to $7.1 million in the second quarter of 2011;

•	Acquisition-related inventory step-up charge of $122 thousand as compared to $1.2 million in the second quarter of 2011;

•	Acquisition-related costs of $7.3 million as compared to $3.7 million in the second quarter of 2011;

•	In the second quarter of 2012 there was no write-off of debt issuance cost on a terminated credit facility as compared to $377 thousand in the second quarter of 2011 and;

•	In the second quarter of 2012 there was no gain on foreign currency exchange from a hedge associated with an acquisition as compared to a gain of $5.6 million in the second quarter of 2011.

“Trimble continues to demonstrate strong growth despite European uncertainties, North American drought and unfavorable exchange rates. While year to year revenue growth was reinforced by acquisitions, underlying organic growth continues to be robust,” said Steven W. Berglund, Trimble’s president and chief executive officer. “We remain mindful of the ongoing exposure of the worldwide economy to European centered uncertainty. Nonetheless, we currently see growth opportunities in all other regions and in most elements of our product portfolio.”

Segment operating income is revenue less cost of sales and operating expenses, excluding general corporate expenses, restructuring expenses, amortization of intangibles, amortization of acquisition-related inventory step-up charges and acquisition costs. Non-GAAP segment operating income also excludes the impact of stock-based compensation expense.

Engineering and Construction (E&C)

Second quarter 2012 E&C revenue was $284.2 million, up 20 percent as compared to the second quarter of 2011. This growth was driven primarily by strong sales of machine control and building information modeling (BIM) products across most geographies and acquisitions, partially offset by the impact of foreign exchange.

Second quarter operating income in E&C was $59.5 million, or 20.9 percent of revenue as compared to $47.0 million, or 19.9 percent of revenue in the second quarter of 2011. Non-GAAP operating income was $62.8 million, or 22.1 percent of revenue, as compared to $49.4 million, or 20.9 percent of revenue, in the second quarter of 2011. The improvement in operating income was due to higher gross margins and operating leverage.

Field Solutions

Second quarter 2012 Field Solutions revenue was $123.4 million, up 19 percent as compared to the second quarter of 2011 due primarily to increased sales of agricultural products and acquisitions, partially offset by the impact of foreign exchange.

Second quarter 2012 Field Solutions operating income was $46.6 million, or 37.8 percent of revenue, as compared to $42.5 million, or 40.9 percent of revenue, in the second quarter of 2011. Non-GAAP operating income was $47.3 million, or 38.3 percent of revenue, as compared to $43.1 million, or 41.4 percent of revenue, in the second quarter of 2011, down primarily due to the impact of acquisitions.

Mobile Solutions

Second quarter 2012 Mobile Solutions revenue was $81.4 million, up 102 percent as compared to the second quarter of 2011, primarily due to the PeopleNet acquisition and double-digit growth in the base business.

Second quarter 2012 Mobile Solutions operating income was $5.6 million, or 6.9 percent of revenue, as compared to an operating loss of $2.7 million in the second quarter of 2011. Non-GAAP operating income was $5.9 million, or 7.2 percent of revenue, as compared to an operating loss of $1.9 million in the second quarter of 2011. The improvement in non-GAAP operating margin was due primarily to operating leverage on higher revenue.

Advanced Devices

Second quarter 2012 Advanced Devices revenue was $28.6 million, up 9 percent as compared to the second quarter of 2011, primarily due to strong sales of timing devices.

Operating income in Advanced Devices for the second quarter of 2012 was $3.9 million, or 13.7 percent of revenue, as compared to $2.6 million, or 9.9 percent of revenue, in the second quarter of 2011. Non-GAAP operating income in Advanced Devices was $4.5 million, or 15.6 percent of revenue, as compared to $3.3 million, or 12.5 percent of revenue, in the second quarter of 2011. The improvement in non-GAAP operating margins was due to product mix.

Use of Non-GAAP Financial Information

To help our investors understand our past financial performance and our future results, as well as our performance relative to competitors, we supplement the financial results that we provide in accordance with generally accepted accounting principles, or GAAP, with non-GAAP financial measures. These non-GAAP measures can be used to evaluate our historical and prospective financial performance, as well as our performance relative to competitors. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business, and to make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. We believe that these non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. Further, we believe some of our investors track our “core operating performance” as a means of evaluating our performance in the ordinary, ongoing, and customary course of our operations. Core operating performance excludes items that are non-cash, not expected to recur or not reflective of ongoing financial results. Management also believes that looking at our core operating performance provides a supplemental way to provide consistency in period to period comparisons.

The specific non-GAAP measures which we use along with a reconciliation to the nearest comparable GAAP measures and the explanation for why these non-GAAP measures provide useful information to investors regarding our financial condition and results of operations and why management chose to exclude selected items can be found at the end of this release. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies. Our non-GAAP results are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of our non-GAAP financial measures to the comparable GAAP results, which is attached to this earnings release. Additional financial information about our use of non-GAAP results can be found on the investor relations page of our Web site at http://investor.trimble.com.

Forward Looking Guidance

For the third quarter of 2012 Trimble expects revenue between $492 million and $497 million with GAAP earnings per share of $0.33 to $0.35 and non-GAAP earnings per share of $0.62 to $0.64. Non-GAAP guidance excludes the amortization of intangibles of $31.5 million related to previous acquisitions; anticipated acquisition costs of $4.0 million; and the anticipated impact of stock-based compensation expense of $8.9 million. Both GAAP and non-GAAP earnings per share assume a 15 to 17 percent tax rate and 128.5 million shares outstanding.

Investor Conference Call / Webcast Details

Trimble will hold a conference call on Aug. 1, 2012 at 1:30 p.m. PT to review its second quarter 2012 results. It will be broadcast live on the Web at http://investor.trimble.com. Investors without Internet access may dial into the call at (800) 528-9198 (U.S.) or (706) 902-3611 (international). A replay of the call will be available for seven days at (855) 859-2056 (U.S.) or (404) 537-3406 (international) and the pass code is 11018073. The replay will also be available on the Web at the address above.

About Trimble

Trimble applies technology to make field and mobile workers in businesses and government significantly more productive. Solutions are focused on applications requiring position or location—including surveying, construction, agriculture, fleet and asset management, public safety and mapping. In addition to utilizing positioning technologies, such as GPS, lasers and optics, Trimble solutions may include software content specific to the needs of the user. Wireless technologies are utilized to deliver the solution to the user and to ensure a tight coupling of the field and the back office. Founded in 1978, Trimble is headquartered in Sunnyvale, Calif.

For more information visit: www.trimble.com.

Safe Harbor

Certain statements made in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These statements include expectations for future financial market and economic conditions, the ability to deliver revenue, earnings per share and other financial projections that Trimble has guided for the third quarter and full year 2012, the expected tax rate, the anticipated impact of stock-based compensation expense, the amortization of intangibles related to previous acquisitions and the anticipated number of shares outstanding and interest costs. These forward-looking statements are subject to change, and actual results may materially differ from those set forth in this press release due to certain risks and uncertainties. The Company’s results may be adversely affected if the Company is unable to market, manufacture and ship new products or obtain new customers for its Mobile Solutions segment or integrate new acquisitions. The Company’s results would also be negatively impacted by further weakening in the macro environment in Europe and China or a softening of the market in North or South America. Any failure to achieve predicted results could negatively impact the Company’s revenues, cash flow from operations, and other financial results. The Company’s financial results will also depend on a number of other factors and risks detailed from time to time in reports filed with the SEC, including its quarterly reports on Form 10-Q and its annual report on Form 10- K, such as changes in economic conditions, critical part supply chain shortages, possible write-offs of goodwill, and regulatory proceedings affecting GPS. Undue reliance should not be placed on any forward-looking statement contained herein, especially in light of greater uncertainty than normal in the economy in general. These statements reflect the Company’s position as of the date of this release. The Company expressly disclaims any undertaking to release publicly any updates or revisions to any statements to reflect any change in the Company’s expectations or any change of events, conditions, or circumstances on which any such statement is based.

FTRMB

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Second Quarter of		First Two Quarters of
	2012	2011	2012	2011
Revenues:
Product	$402,198	$344,183	$800,736	$671,115
Service	63,595	34,252	121,025	67,771
Subscription	51,767	28,734	98,066	52,576

Total revenues	517,560	407,169	1,019,827	791,462

Cost of sales:
Product	199,135	166,790	392,179	331,125
Service	21,455	16,320	43,976	30,702
Subscription	15,978	8,616	30,409	15,774
Amortization of purchased intangible assets	13,296	6,709	26,417	13,597

Total cost of sales	249,864	198,435	492,981	391,198

Gross margin	267,696	208,734	526,846	400,264

Gross margin (%)	51.7%	51.3%	51.7%	50.6%

Operating expenses
Research and development	64,305	46,292	124,540	89,524
Sales and marketing	77,589	63,490	153,613	124,697
General and administrative	49,987	37,157	96,873	70,629
Restructuring	1,112	361	1,593	1,128
Amortization of purchased intangible assets	15,782	9,867	31,458	19,044

Total operating expenses	208,775	157,167	408,077	305,022

Operating income	58,921	51,567	118,769	95,242

Non-operating income, net
Interest expense, net	(3,773)	(1,031)	(7,636)	(1,242)
Foreign currency transaction gain (loss), net	196	6,496	(2,017)	6,802
Income from equity method investments, net	7,063	3,418	13,255	6,181
Other income (expense), net	884	(252)	1,247	(504)

Total non-operating income, net	4,370	8,631	4,849	11,237

Income before taxes	63,291	60,198	123,618	106,479

Income tax provision	10,126	6,020	20,381	13,429

Net income	53,165	54,178	103,237	93,050
Less: Net gain (loss) attributable to noncontrolling interests	(527)	500	(1,273)	(331)

Net income attributable to Trimble Navigation Ltd.	$53,692	$53,678	$104,510	$93,381

Earnings per share attributable to Trimble Navigation Ltd.
Basic	$0.43	$0.44	$0.84	$0.76

Diluted	$0.42	$0.43	$0.82	$0.74

Shares used in calculating earnings per share:
Basic	125,366	122,667	124,868	122,243

Diluted	128,293	126,192	128,026	126,024

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

As of	Second Quarter 2012	Fiscal Year End 2011
Assets

Current assets:
Cash and cash equivalents	$121,937	$154,621
Accounts receivables, net	317,280	275,201
Other receivables	14,116	7,103
Inventories, net	227,948	232,063
Deferred income taxes	44,689	44,632
Other current assets	25,471	19,437

Total current assets	751,441	733,057

Property and equipment, net	73,597	62,724
Goodwill	1,522,485	1,297,692
Other purchased intangible assets, net	526,857	476,791
Other non-current assets	98,582	82,211

Total assets	$2,972,962	$2,652,475

Liabilities

Current liabilities:
Current portion of long-term debt	$80,178	$65,918
Accounts payable	103,497	97,956
Accrued compensation and benefits	76,864	73,894
Deferred revenue	134,322	105,066
Accrued warranty expense	16,719	18,444
Other accrued liabilities	48,076	50,045

Total current liabilities	459,656	411,323

Non-current portion of long-term debt	617,179	498,518
Non-current deferred revenue	17,377	13,113
Deferred income taxes	107,570	95,594
Other non-current liabilities	48,443	45,025

Total liabilities	1,250,225	1,063,573

Commitments and contingencies

Equity

Shareholders’ equity:
Common stock	944,901	878,514
Retained earnings	784,240	685,639
Accumulated other comprehensive income (loss)	(22,375)	5,140

Total Trimble Navigation Ltd. shareholders’ equity	1,706,766	1,569,293
Noncontrolling interests	15,971	19,609

Total equity	1,722,737	1,588,902

Total liabilities and equity	$2,972,962	$2,652,475

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	First Two Quarters of
	2012	2011
Cash flow from operating activities:
Net Income	$103,237	$93,050

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	11,300	9,175
Amortization expense	57,875	32,641
Provision for doubtful accounts	1,486	640
Deferred income taxes	381	(4,139)
Stock-based compensation	15,944	13,927
Income from equity method investments	(13,255)	(6,181)
Excess tax benefit for stock-based compensation	(15,254)	(10,950)
Provision for excess and obsolete inventories	4,993	4,731
Other non-cash items	(1,851)	2,031

Add decrease (increase) in assets:	—
Accounts receivables	(38,589)	(30,650)
Other receivables	(6,638)	5,988
Inventories	594	(16,100)
Other current and non-current assets	(8,904)	1,478

Add increase (decrease) in liabilities:
Accounts payable	4,148	8,776
Accrued compensation and benefits	2,270	(5,453)
Deferred revenue	32,117	8,588
Accrued warranty expense	(1,814)	(87)
Other current and non-current liabilities	7,054	3,251

Net cash provided by operating activities	155,094	110,716

Cash flow from investing activities:
Acquisitions of businesses, net of cash acquired	(337,676)	(91,449)
Acquisition of property and equipment	(21,308)	(9,322)
Acquisitions of intangible assets	(785)	(566)
Dividends received	221	7,500
Other	79	(624)

Net cash used in investing activities	(359,469)	(94,461)

Cash flow from financing activities:
Issuance of common stock, net	27,162	30,663
Excess tax benefit for stock-based compensation	15,254	10,950
Proceeds from long-term debt and revolving credit lines	436,500	144,225
Payments on short-term and long-term debt	(304,013)	(177,831)

Net cash provided by financing activities	174,903	8,007

Effect of exchange rate changes on cash and cash equivalents	(3,212)	4,761

Net increase (decrease) in cash and cash equivalents	(32,684)	29,023
Cash and cash equivalents—beginning of period	154,621	220,788

Cash and cash equivalents—end of period	$121,937	$249,811

REPORTING SEGMENTS

(Dollars in thousands)

(Unaudited)

	Reporting Segments
	Engineering and Construction	Field Solutions	Mobile Solutions	Advanced Devices
SECOND QUARTER OF FISCAL 2012:
Revenues	$284,175	$123,371	$81,402	$28,612

Operating income before corporate allocations:	$59,473	$46,623	$5,624	$3,913
Operating margin (% of segment external net revenues)	20.9%	37.8%	6.9%	13.7%

SECOND QUARTER OF FISCAL 2011:
Revenues	$236,668	$104,029	$40,224	$26,248

Operating income (loss) before corporate allocations:	$46,987	$42,543	$(2,684)	$2,607
Operating margin (% of segment external net revenues)	19.9%	40.9%	(6.7%)	9.9%

FIRST TWO QUARTERS OF FISCAL 2012:
Revenue	$533,060	$270,870	$159,785	$56,112

Operating income before corporate allocations:	$99,550	$108,984	$12,982	$7,252
Operating margin (% of segment external net revenues)	18.7%	40.2%	8.1%	12.9%

FIRST TWO QUARTERS OF FISCAL 2011:
Revenue	$426,702	$227,082	$84,645	$53,033

Operating income (loss) before corporate allocations:	$69,766	$95,048	$(4,018)	$6,470
Operating margin (% of segment external net revenues)	16.4%	41.9%	(4.7%)	12.2%

GAAP TO NON-GAAP RECONCILIATION

(Dollars in thousands, except per share data)

(Unaudited)

			Second Quarter of						First Two Quarters of
			2012			2011			2012			2011
			Dollar	% of		Dollar	% of		Dollar	% of		Dollar	% of
			Amount	Revenue		Amount	Revenue		Amount	Revenue		Amount	Revenue
GROSS MARGIN:
GAAP gross margin:			$267,696	51.7%		$208,734	51.3%		$526,846	51.7%		$400,264	50.6%
Restructuring	(A	)	34	0.0%		189	0.0%		79	0.0%		288	0.0%
Amortization of purchased intangible assets	(B	)	13,296	2.6%		6,709	1.7%		26,417	2.6%		13,597	1.8%
Stock-based compensation	(C	)	458	0.1%		502	0.1%		978	0.1%		970	0.1%
Amortization of acquisition-related inventory step-up	(D	)	122	0.0%		1,201	0.3%		130	0.0%		1,709	0.2%

Non-GAAP gross margin:			$281,606	54.4%		$217,335	53.4%		$554,450	54.4%		$416,828	52.7%

OPERATING EXPENSES:
GAAP operating expenses:			$208,775	40.3%		$157,167	38.5%		$408,077	40.0%		$305,022	38.5%
Restructuring	(A	)	(1,112)	-0.2%		(361)	-0.1%		(1,593)	-0.2%		(1,128)	-0.1%
Amortization of purchased intangible assets	(B	)	(15,782)	-3.0%		(9,867)	-2.4%		(31,458)	-3.1%		(19,044)	-2.4%
Stock-based compensation	(C	)	(7,697)	-1.5%		(6,627)	-1.6%		(14,966)	-1.4%		(12,957)	-1.6%
Acquisition costs	(E	)	(7,815)	-1.5%		(3,304)	-0.8%		(12,581)	-1.2%		(5,494)	-0.7%

Non-GAAP operating expenses:			$176,369	34.1%		$137,008	33.6%		$347,479	34.1%		$266,399	33.7%

OPERATING INCOME:
GAAP operating income:			$58,921	11.4%		$51,567	12.7%		$118,769	11.6%		$95,242	12.0%
Restructuring	(A	)	1,146	0.2%		550	0.1%		1,672	0.2%		1,416	0.2%
Amortization of purchased intangible assets	(B	)	29,078	5.6%		16,576	4.0%		57,875	5.7%		32,641	4.1%
Stock-based compensation	(C	)	8,155	1.6%		7,129	1.8%		15,944	1.6%		13,927	1.8%
Amortization of acquisition-related inventory step-up	(D	)	122	0.0%		1,201	0.3%		130	0.0%		1,709	0.2%
Acquisition costs	(E	)	7,815	1.5%		3,304	0.8%		12,581	1.2%		5,494	0.7%

Non-GAAP operating income:			$105,237	20.3%		$80,327	19.7%		$206,971	20.3%		$150,429	19.0%

NON-OPERATING INCOME, NET:
GAAP non-operating income, net:			$4,370			$8,631			$4,849			$11,237
Acquisition (gain) loss	(E	)	(557)			385			(113)			1,149
Debt issuance cost write-off	(F	)	—			377			—			377
Foreign currency exchange (gain) loss associated with acquisitions	(G	)	—			(5,646)			1,578			(5,646)

Non-GAAP non-operating income, net:			$3,813			$3,747			$6,314			$7,117

				GAAP and Non-GAAP Tax Rate %	(I)		GAAP and Non-GAAP Tax Rate %	(I)		GAAP and Non-GAAP Tax Rate %	(I)		GAAP and Non-GAAP Tax Rate %	(I)
INCOME TAX PROVISION:
GAAP income tax provision:			$10,126	16%		$6,020	10%		$20,381	16%		$13,429	13%
Non-GAAP items tax effected:	(H	)	7,321			2,388			14,785			6,741

Non-GAAP income tax provision:			$17,447	16%		$8,408	10%		$35,166	16%		$20,170	13%

NET INCOME:
GAAP net income attributable to Trimble Navigation Ltd.			$53,692			$53,678			$104,510			$93,381
Restructuring	(A	)	1,146			550			1,672			1,416
Amortization of purchased intangible assets	(B	)	29,078			16,576			57,875			32,641
Stock-based compensation	(C	)	8,155			7,129			15,944			13,927
Amortization of acquisition-related inventory step-up	(D	)	122			1,201			130			1,709
Acquisition (gain) loss	(E	)	7,258			3,689			12,468			6,644
Debt issuance cost write-off	(F	)	—			377			—			377
Foreign currency exchange (gain) loss associated with acquisitions	(G	)	—			(5,646)			1,578			(5,646)
Non-GAAP tax adjustments	(H	)	(7,321)			(2,388)			(14,785)			(6,741)

Non-GAAP net income attributable to Trimble Navigation Ltd.			$92,130			$75,166			$179,392			$137,708

DILUTED NET INCOME PER SHARE:
GAAP diluted net income per share attributable to Trimble Navigation Ltd.			$0.42			$0.43			$0.82			$0.74
Restructuring	(A	)	0.01			—			0.01			0.01
Amortization of purchased intangible assets	(B	)	0.23			0.13			0.46			0.26
Stock-based compensation	(C	)	0.06			0.06			0.12			0.11
Amortization of acquisition-related inventory step-up	(D	)	—			0.01			—			0.01
Acquisition (gain) loss	(E	)	0.06			0.03			0.10			0.05
Debt issuance cost write-off	(F	)	—			—			—			—
Foreign currency exchange (gain) loss associated with acquisitions	(G	)	—			(0.04)			0.01			(0.04)
Non-GAAP tax adjustments	(H	)	(0.06)			(0.02)			(0.12)			(0.05)

Non-GAAP diluted net income per share attributable to Trimble Navigation Ltd.			$0.72			$0.60			$1.40			$1.09

OPERATING LEVERAGE:
Increase in non-GAAP operating income			$24,910			$18,672			$56,542			$31,721
Increase in revenue			$110,391			$73,806			$228,365			$139,084
Operating leverage (increase in non-GAAP operating income as a % of increase in revenue)			22.6%			25.3%			24.8%			22.8%

GAAP TO NON-GAAP RECONCILIATION (CONTINUED)

(Dollars in thousands, except per share data)

(Unaudited)

			Second Quarter of				First Two Quarters of
			2012		2011		2012		2011
SEGMENT OPERATING INCOME:				% of Segment Revenue		% of Segment Revenue		% of Segment Revenue		% of Segment Revenue

Engineering and Construction
GAAP operating income before corporate allocations:			$59,473	20.9%	$46,987	19.9%	$99,550	18.7%	$69,766	16.4%
Stock-based compensation	(J	)	3,299	1.2%	2,443	1.0%	6,055	1.1%	4,781	1.1%

Non-GAAP operating income before corporate allocations:			$62,772	22.1%	$49,430	20.9%	$105,605	19.8%	$74,547	17.5%

Field Solutions
GAAP operating income before corporate allocations:			$46,623	37.8%	$42,543	40.9%	$108,984	40.2%	$95,048	41.9%
Stock-based compensation	(J	)	681	0.5%	548	0.5%	1,324	0.5%	1,060	0.4%

Non-GAAP operating income before corporate allocations:			$47,304	38.3%	$43,091	41.4%	$110,308	40.7%	$96,108	42.3%

Mobile Solutions
GAAP operating income (loss) before corporate allocations:			$5,624	6.9%	$(2,684)	(6.7)%	$12,982	8.1%	$(4,018)	(4.7)%
Stock-based compensation	(J	)	235	0.3%	809	2.0%	1,028	0.7%	1,805	2.1%

Non-GAAP operating income (loss) before corporate allocations:			$5,859	7.2%	$(1,875)	(4.7)%	$14,010	8.8%	$(2,213)	(2.6)%

Advanced Devices
GAAP operating income before corporate allocations:			$3,913	13.7%	$2,607	9.9%	$7,252	12.9%	$6,470	12.2%
Stock-based compensation	(J	)	540	1.9%	668	2.6%	1,172	2.1%	1,319	2.5%

Non-GAAP operating income before corporate allocations:			$4,453	15.6%	$3,275	12.5%	$8,424	15.0%	$7,789	14.7%

FOOTNOTES TO GAAP TO NON-GAAP RECONCILIATION

(Unaudited)

Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures. The non-GAAP financial measures included in the previous table as well as detailed explanations to the adjustments to comparable GAAP measures, are set forth below:

Non-GAAP gross margin

We believe our investors benefit by understanding our non-GAAP gross margin as a way of understanding how product mix, pricing decisions and manufacturing costs influence our business. Non-GAAP gross margin excludes restructuring costs, amortization of purchased intangible assets, stock-based compensation and amortization of acquisition-related inventory step-up from GAAP gross margin. We believe that these exclusions offer investors additional information that may be useful to view trends in our gross margin performance.

Non-GAAP operating expenses

We believe this measure is important to investors evaluating our non-GAAP spending in relation to revenue. Non-GAAP operating expenses exclude restructuring costs, amortization of purchased intangible assets, stock-based compensation and acquisition costs associated with external and incremental costs resulting directly from merger and acquisition activities such as legal, due diligence, integration costs and acquisition bonus payments from GAAP operating expenses. We believe that these exclusions offer investors supplemental information to facilitate comparison of our operating expenses to our prior results.

Non-GAAP operating income

We believe our investors benefit by understanding our non-GAAP operating income trends which are driven by revenue, gross margin, and spending. Non-GAAP operating income excludes restructuring costs, amortization of purchased intangible assets, stock-based compensation, amortization of acquisition-related inventory step-up and acquisition costs associated with external and incremental costs resulting directly from merger and acquisition activities such as legal, due diligence, integration costs and acquisition bonus payments. We believe that these exclusions offer an alternative means for our investors to evaluate current operating performance compared to results of other periods.

Non-GAAP non-operating income, net

We believe this measure helps investors evaluate our non-operating income trends. Non-GAAP non-operating income, net excludes acquisition (gains) losses associated with unusual acquisition related items such as an adjustment to a gain on bargain purchase (resulting from the fair value of identifiable net assets acquired exceeding the consideration transferred), adjustments to the fair value of earn-out liabilities and payments made or received to settle earn-out and holdback disputes. These costs are specific to particular acquisitions and vary significantly in amount and timing. Non-GAAP non-operating income, net also excludes the write-off of debt issuance costs associated with a terminated credit facility as well as foreign currency exchange (gains) losses specifically associated with hedges for two of our acquisitions. We believe that these exclusions provide investors with a supplemental view of our ongoing financial results.

Non-GAAP income tax provision

Non-GAAP items tax effected adjusts the provision for income taxes to reflect the effect of certain non-GAAP items on non-GAAP net income. We believe this information is useful to investors because it provides for consistent treatment of the excluded items in our non-GAAP presentation.

Non-GAAP net income

This measure provides a supplemental view of net income trends which are driven by non-GAAP income before taxes and our non-GAAP tax rate. Non-GAAP net income excludes restructuring costs, amortization of purchased intangible assets, stock-based compensation, amortization of acquisition-related inventory step-up, acquisition costs, a write-off of debt issuance costs associated with a terminated credit facility, foreign currency exchange (gains) losses from hedges associated with two acquisitions, and non-GAAP tax adjustments from GAAP net income. We believe our investors benefit from understanding these exclusions and from an alternative view of our net income performance as compared to our past net income performance.

Non-GAAP diluted net income per share

We believe our investors benefit by understanding our non-GAAP operating performance as reflected in a per share calculation as a way of measuring non-GAAP operating performance by ownership in the company. Non-GAAP diluted net income per share excludes restructuring costs, amortization of purchased intangible assets, stock-based compensation, amortization of acquisition-related inventory step-up, acquisition costs, a write-off of debt issuance costs associated with a terminated credit facility, foreign currency exchange (gains) losses from hedges associated with two acquisitions, and non-GAAP tax adjustments from GAAP diluted net income per share. We believe that these exclusions offer investors a useful view of our diluted net income per share as compared to our past diluted net income per share.

Non-GAAP operating leverage

We believe this information is beneficial to investors as a measure of how much incremental revenue is contributed to our operating income. Non-GAAP operating leverage is the increase in non-GAAP operating income as a percentage of the increase in revenue. We believe that this information offers investors supplemental information to evaluate our current performance and to compare to our past non-GAAP operating leverage.

Non-GAAP segment operating income

Non-GAAP segment operating income excludes stock-based compensation from GAAP segment operating income (loss). We believe this information is useful to investors because some may exclude stock-based compensation as an alternative view when assessing trends in the operating income of our segments.

These non-GAAP measures can be used to evaluate our historical and prospective financial performance, as well as our performance relative to competitors. We believe some of our investors track our “core operating performance” as a means of evaluating our performance in the ordinary, ongoing, and customary course of our operations. Core operating performance excludes items that are non-cash, not expected to recur or not reflective of ongoing financial results. Management also believes that looking at our core operating performance provides a supplemental way to provide consistency in period to period comparisons. Accordingly, management excludes from non-GAAP those items relating to restructuring, amortization of purchased intangible assets, stock based compensation, amortization of acquisition-related inventory step-up, acquisition costs, a write-off of debt issuance costs associated with a terminated credit facility, foreign currency exchange (gains) losses from hedges associated with two acquisitions, and non-GAAP tax adjustments. For detailed explanations of the adjustments made to comparable GAAP measures, see items (A)—( J ) below,

(A)	Restructuring costs. Included in our GAAP presentation of cost of sales and operating expenses, restructuring costs recorded are primarily for employee compensation resulting from reductions in employee headcount in connection with our company restructurings. We exclude restructuring costs from our non-GAAP measures because we believe they do not reflect expected future operating expenses, they are not indicative of our core operating performance, and they are not meaningful in comparisons to our past operating performance.

(B)	Amortization of purchased intangible assets. Included in our GAAP presentation of gross margin, operating expenses, operating income, and net income is amortization of purchased intangible assets. US GAAP accounting requires that intangible assets are recorded at fair value and amortized over their useful lives. Consequently, the timing and size of our acquisitions will cause our operating results to vary from period to period making a comparison to past performance difficult for investors. This accounting treatment may cause differences when comparing our results to companies that grow internally because the fair value assigned to the intangible assets acquired through acquisition may significantly exceed the equivalent expenses that a company may incur for similar efforts when performed internally. Furthermore, the useful life that we expense our intangible assets over may be substantially different from the time period that an internal growth company incurs and recognizes such expenses. We believe that by excluding the amortization of purchased intangible assets, which primarily represents technology and/or customer relationships already developed, it enhances comparability by allowing investors to compare our operations pre-acquisition to those post-acquisitions and to those of our competitors that have pursued internal growth strategies.

(C)	Stock-based compensation. Included in our GAAP presentation of cost of sales and operating expenses, stock-based compensation consists of expenses for employee stock options and awards and purchase rights under our employee stock purchase plan. We exclude stock-based compensation expense from our non-GAAP measures because some investors may view it as not reflective of our core operating performance as it is a non-cash expense. For the second quarter and the first two quarters of fiscal 2012 and 2011, stock-based compensation was allocated as follows:

	Second Quarter of		First Two Quarters of
(Dollars in thousands)	2012	2011	2012	2011
Cost of sales	$458	$502	$978	$970
Research and development	1,477	1,126	2,706	2,222
Sales and Marketing	1,837	1,659	3,628	3,293
General and administrative	4,383	3,842	8,632	7,442

	$8,155	$7,129	$15,944	$13,927

(D)	Amortization of acquisition-related inventory step-up. The purchase accounting entries associated with our business acquisitions require us to record inventory at its fair value, which is sometimes greater than the previous book value of the inventory. Included in our GAAP presentation of cost of sales, the increase in inventory value is amortized to cost of sales over the period that the related product is sold. We exclude inventory step-up amortization from our non-GAAP measures because it is a non-cash expense that we do not believe is indicative of our ongoing operating results. We further believe that excluding this item from our non-GAAP results is useful to investors in that it allows for period-over-period comparability.

(E)	Acquisition costs. Included in our GAAP presentation of operating expenses, acquisition costs consist of external and incremental costs resulting directly from merger and acquisition activities such as legal, due diligence, integration costs and acquisition bonus payments. Included in our GAAP presentation of non-operating income, net, acquisition costs include unusual acquisition related items such as an adjustment to a gain on bargain purchase (resulting from the fair value of identifiable net assets acquired exceeding the consideration transferred), adjustments to the fair value of earn-out liabilities and payments made or received to settle earn-out and holdback disputes. Although we do numerous acquisitions, the costs that have been excluded from the non-GAAP measures are costs specific to particular acquisitions. These are one-time costs that vary significantly in amount and timing and are not indicative of our core operating performance.

(F)	Debt issuance cost write-off. Included in our non-operating income, net this amount represents a write-off of debt issuance cost for a terminated credit facility. We excluded the debt issuance cost write-off from our non-GAAP measures. We believe that investors benefit from excluding this item from our non-operating income to facilitate a more meaningful evaluation of our non-operating income trends.

(G)	Foreign currency exchange (gain) loss associated with acquisitions. This amount represents the (gain) loss on foreign currency exchange hedges associated with two of our acquisitions. We excluded the foreign currency exchange (gain) loss from our non-GAAP measures because we believe that the exclusion of this item provides investors an enhanced view of the cost structure of our operations and facilitates comparisons with the results of other periods.

(H)	Non-GAAP items tax effected. This amount adjusts the provision for income taxes to reflect the effect of the non-GAAP items (A)—(G) on non-GAAP net income. We believe this information is useful to investors because it provides for consistent treatment of the excluded items in this non-GAAP presentation.

(I)	GAAP and non-GAAP tax rate %. These percentages are defined as GAAP income tax provision as a percentage of GAAP income before taxes and non-GAAP income tax provision as a percentage of non-GAAP income before taxes. We believe that investors benefit from a presentation of non-GAAP tax rate percentage as a way of facilitating a comparison to non-GAAP tax rates in prior periods.

(J)	Stock-based compensation. The amounts consist of expenses for employee stock options and awards and purchase rights under our employee stock purchase plan. As referred to above we exclude stock-based compensation here because investors may view it as not reflective of our core operating performance as it is a non-cash expense. However, management does include stock-based compensation for budgeting and incentive plans as well as for reviewing internal financial reporting. We discuss our operating results by segment with and without stock-based compensation expense, as we believe it is useful to investors. Stock-based compensation not allocated to the reportable segments was approximately $3.4 million and $2.7 million for the second quarter of fiscal 2012 and 2011, respectively, and $6.4 million and $5.0 million for the first two quarters of fiscal 2012 and 2011, respectively.